Exhibit 5.1
Simpson Thacher & Bartlett LLP
900 G STREET, N.W.
WASHINGTON, D.C. 20001
TELEPHONE: +1-202-636-5500
FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address
February 13, 2026
Finance of America Companies Inc.
5830 Granite Parkway, Suite 400
Plano, Texas 75024
To the Addressee Stated Above:
We have acted as counsel to Finance of America Companies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to 50,000 shares of Series A Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) and up to 2,326,190 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), which shares of Class A Common Stock are issuable upon conversion from time to time of the Series A Preferred Stock, pursuant to the certificate of designations, dated as of December 15, 2025 (the “Certificate of Designations”), that may be sold from time to time by certain selling stockholders of the Company, as set forth in the Registration Statement.
We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company (as amended, including the Certificate of Designations), each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.    The shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.
2. When the shares of Class A Common Stock are issued upon conversion of the shares of Series A Preferred Stock in accordance with their terms, the shares of Class A Common Stock will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP